Exhibit 99.1

               WHOLE FOODS MARKET REPORTS FIRST QUARTER RESULTS

  SALES INCREASED 22%; NET INCOME INCREASED 27% AND DILUTED EPS INCREASED 21%;
            COMPANY ANNOUNCES STRATEGY FOR FUTURE STOCK OPTION GRANTS

    AUSTIN, Texas, Feb. 9 /PRNewswire-FirstCall/ -- Whole Foods Market, Inc. (Nasdaq: WFMI) today reported sales and earnings for the 16-week quarter ended January 16, 2005. For the quarter, sales increased 22% to $1.37 billion.
This increase was driven by 15% weighted average year-over-year square footage growth and comparable store sales growth of 11.4%. Sales in identical stores (excluding one relocated store and two major store expansions) increased 10.7% for the quarter. Net income increased 27% to $49.1 million, diluted earnings per share increased 21% to $0.73, and Economic Value Added (EVA) improved
$3.3 million to $6.9 million.

                                                                          # of
                                               Average   Average   NOPAT   Comp
     Store Returns for the Quarter              Size      Comps    ROIC   Stores
     ---------------------------------------   -------   -------   -----  ------
     Stores over eight years old               29,000     10.9%     59%     71
     Stores between five and eight years old   34,000      7.8%     43%     28
     Stores between two and five years old     35,000     13.8%     23%     38
     Stores less than two years old
      (including relocations)                  39,000     17.1%     17%      8

     Stores in comparable store base           32,000     11.4%     38%    145
     Stores open at the end of the first
      quarter                                  32,000      ---      31%    166

    "I would like to appreciate all of our Team Members for their hard work and all of our customers for their continued support. Sales grew by 22% on top of a 21% increase last year and we produced 21% EPS growth on top of a 43% increase last year," said John Mackey, Chairman, Chief Executive Officer, and Co-Founder of Whole Foods Market. "We are very pleased with our performance this quarter, particularly in light of our difficult year-over-year comparisons; however as we have previously stated, we do not expect to see this same level of year over year increases in sales and earnings to continue throughout the year. We continue to expect comparable store sales increases for the year of 8% to 10% and for diluted earnings per share growth to be lower than sales growth primarily due to the anticipated acceleration in new store openings."

    In the quarter, gross profit increased 18 basis points to 34.7% of sales, which was offset by a 19 basis point increase in direct store expenses to 25.4% of sales, resulting in store contribution of 9.2% of sales. For the 145 stores in the comparable store base, gross profit improved 66 basis points to 35.1% of sales, and direct store expenses improved 16 basis points to 25.1% of sales, resulting in an 82 basis point increase in store contribution to 10.1% of sales. General and administrative (G&A) expenses improved 25 basis points to 3.0% of sales.

    As shown in the table below, the Company's quarterly results were in line with its historical four-year average results. While there may be more variability during a particular quarter, the Company points out the consistency of these line items as a percentage of sales over time.

                                                                           4-Year
     Historical Performance          FY01      FY02      FY03      FY04    Average     1Q05
     ----------------------------   ------    ------    ------    ------   -------    ------
     Gross profit                     34.8%     34.7%     34.3%     34.8%     34.7%     34.7%
     Direct store expenses            25.3%     25.1%     25.2%     25.5%     25.3%     25.4%
     Store contribution                9.5%      9.6%      9.2%      9.3%      9.4%      9.2%
     G&A                               3.6%      3.6%      3.2%      3.1%      3.4%      3.0%

    Capital expenditures in the quarter were $85 million of which $56 million was for new store development. During the quarter, the Company produced cash flow from operations of $122 million and paid approximately $9 million to shareholders in quarterly dividends. Cash and cash equivalents, including restricted cash, were approximately $261 million at the end of the quarter, and total long-term debt was approximately $101 million. During the quarter, approximately 137,000 of the Company's Zero Coupon Convertible Debentures were voluntarily converted by bondholders to approximately 1.5 million shares of common stock resulting in a decrease in the Zero Coupon Convertible Debt from $159 million at the end of last fiscal year to $89 million at the end of the first quarter.

    In November, the Company announced that its Board of Directors approved a 27% increase in the Company's quarterly dividend. On January 17, 2005, the Company paid approximately $12 million to shareholders in quarterly dividends of $0.19 per share.

    In the quarter, the Company opened three new stores in Hingham, MA; Redwood City, CA and Sarasota, FL, ending the quarter with 166 stores totaling approximately 5.3 million square feet. The Company is pleased to announce the recent signing of 7 new store leases in Lake Oswego, OR; Seattle, WA; Novato, CA; Scottsdale, AZ; Pasadena, CA; Annapolis, MD (relocation) and Rockville, MD (relocation). The following table provides additional information about the Company's store development pipeline.

     Stores in Development                     2/9/05       2/11/04     % Change
     --------------------------------------   ---------    ---------    ---------
     Number of stores in development                 58           41           41%
     Average size (gross square feet)            50,000       45,000           10%
       As a percentage of existing store
        average size                                159%         147%          --
     Total square footage under development   2,930,000    1,872,000           57%
       As a percentage of existing square
       footage                                       56%          40%          --

    Future Growth Goals
    The Company has a stated long-term growth goal of $10 billion in sales by the year 2010. As shown in the table below, the Company produced above-average sales and comparable store sales increases in fiscal year 2004 and will, therefore, face difficult comparisons in 2005, particularly in the second quarter when it will be comparing against a 17.1% comparable store sales increase and a 32% increase in diluted EPS.

                                         FY00-FY03                 FY00-FY04
     Historical Performance               Average        FY04       Average
     ---------------------------------   ---------    ---------    ---------
     Sales growth (CAGR)                      20.5%        22.8%        21.0%
     Comparable store sales growth             9.1%        14.9%        10.3%
     Two-year comps (sum of two years)        18.0%        23.5%        19.1%

    For the fiscal year, the Company continues to expect sales growth of 15% to 20% driven by comparable store sales growth of 8% to 10% and weighted average square footage growth of approximately 15% based on the opening of 15 to 18 new stores, including four relocations. The Company does not expect the same level of year over year increases in sales and earnings produced in the first quarter to continue throughout the year. The Company continues to expect diluted earnings per share growth for the year to be lower than sales growth primarily due to the anticipated acceleration in new store openings, which is expected to result in pre-opening expenses in the range of $18 million to $20 million versus $10 million in the prior year. In addition, new stores could have some negative impact on store contribution, as new stores generally have lower gross margins and higher direct store expenses than more mature stores. The Company also expects G&A expenses for the remainder of the fiscal year to be higher as a percentage of sales as compared to the first quarter and as compared to the prior year, primarily due to the relocation of the Company's headquarters in January which is expected to add approximately $4 million in G&A expenses annually. Capital expenditures are still expected to be in the range of $300 million to $320 million.

    In December the Financial Accounting Standards Board (FASB) finalized Statement 123R, Share-based Payment, which requires all companies to expense share-based payments, including stock options, at fair value. Absent any overruling by Congress, the new rules are effective for interim or annual periods beginning after June 15, 2005; therefore, the Company would expect to begin expensing stock options in the fourth quarter of fiscal year 2005.

    Though not retroactive, it should be noted that the charge to earnings resulting from this new rule includes the impact of stock options granted in prior years, since the expense is recognized over the vesting period of the options, which for the Company has been four years. Even if the Company never granted another option after today, it would still have stock option expense until all past option grants were fully vested. In order to prevent this "overhang" from past option grants impacting future income statements, the Company is today announcing its intention, absent FASB 123R being overruled by Congress, to accelerate the vesting of all outstanding stock options (excluding options held by the Board of Directors and the members of the executive team) sometime prior to July 4, 2005, the date the new rules are effective for the Company. This accelerated vesting of options will create a one-time, mostly non-cash charge in the third fiscal quarter of this year of approximately $10 million, consisting of the estimated increase in value to the option holders caused by the acceleration plus accrual of certain payroll taxes that will be due upon exercise of the options. The actual amount of the expense will vary based on the closing stock price at the date of the acceleration.

    The Company's current intention is to keep its broad-based stock option program in place, but going forward it will limit the number of shares granted in any one year so that net income dilution from equity-based compensation expense (EBCE) will not exceed 10% in future years. The EBCE will ramp up beginning in the fourth quarter of fiscal year 2005 until it reaches 10% of net income in fiscal year 2010. EBCE in the fourth quarter of fiscal year 2005 is expected to be approximately $500,000 consisting primarily of grants to the executive team and the Board of Directors, since the Company will not accelerate those options. This estimated expense does not impact the Company's annual guidance.

    The Company believes this strategy is best aligned with its stakeholder philosophy because it limits future earnings dilution from options while at the same time retains the broad-based stock option plan which it believes is important to Team Member morale and to its unique corporate culture and its success.

    Supplemental Information: The following pie chart depicts net income and certain expense categories, including salaries and benefits, as a percentage of sales for the sixteen weeks ended January 16, 2005.
           http://www.wholefoodsmarket.com/investor/Q105chart.html

    The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT. The dial in number is 1-800-540-0559 and the conference ID is "Whole Foods." A replay will be available for approximately 48 hours at 1-402-220-2558, and a simultaneous audio webcast will be available at http://www.wholefoodsmarket.com .

    About Whole Foods Market: Founded in 1980 in Austin, Texas, Whole Foods Market(R) is the largest natural and organic foods retailer. The Company had sales of $3.9 billion in fiscal year 2004 and currently has 166 stores in the United States, Canada and the United Kingdom.

    The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the integration of acquired stores, the impact of competition, and other risks detailed from time to time in the Company's SEC reports, including the report on Form 10K for the fiscal year ended September 26, 2004. The Company does not undertake any obligation to update forward-looking statements.

     Contact:  Cindy McCann
               VP of Investor Relations
               512.477.4455

     Whole Foods Market, Inc.
     Condensed Consolidated Statements of Operations (unaudited)
     (In thousands, except per share amounts)

                                                   Sixteen weeks ended
                                              ------------------------------
                                               January 16,      January 18,
                                                  2005             2004
                                              -------------    -------------
     Sales                                    $   1,368,328    $   1,118,148
     Cost of goods sold and occupancy costs         894,186          732,704
       Gross profit                                 474,142          385,444
     Direct store expenses                          347,846          282,195
       Store contribution                           126,296          103,249
     General and administrative expenses             40,401           35,869
     Pre-opening and relocation costs                 3,573            1,796
       Operating income                              82,322           65,584
     Other income (expense):
     Interest expense                                (1,708)          (2,478)
     Investment and other income                      1,194            1,464
       Income before income taxes                    81,808           64,570
     Provision for income taxes                      32,723           25,828
       Net income                             $      49,085    $      38,742

       Basic earnings per share               $        0.78    $        0.64
       Weighted average shares outstanding           62,794           60,309

       Diluted earnings per share             $        0.73    $        0.60
       Weighted average shares outstanding,
        diluted basis                                69,013           66,634

       Dividends per share                    $        0.19    $        0.15

     A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows (in thousands):

                                                       Sixteen weeks ended
                                                  -----------------------------
                                                   January 16,     January 18,
                                                      2005            2004
                                                  -------------   -------------
     Net income (numerator for basic
      earnings per share)                         $      49,085   $      38,742
     Interest on 5% zero coupon
      convertible subordinated
      debentures, net of income taxes                     1,393           1,422
     Adjusted net income (numerator for
      diluted earnings per share)                 $      50,478   $      40,164
     Weighted average common shares
      outstanding (denominator
       for basic earnings per share)                     62,794          60,309
     Potential common shares outstanding:
       Assumed conversion of 5% zero coupon
        convertible subordinated debentures               3,076           3,283
       Assumed exercise of stock options                  3,143           3,042
     Weighted average common shares outstanding
      and potential additional common shares
      outstanding (denominator for diluted
      earnings per share)                                69,013          66,634

     Basic earnings per share                     $        0.78   $        0.64
     Diluted earnings per share                   $        0.73   $        0.60

     Whole Foods Market, Inc.
     Condensed Consolidated Balance Sheets
     January 16, 2005 (unaudited) and September 26, 2004
     (In thousands)

     Assets                                           2005             2004
     ------------------------------------------   -------------   -------------
     Current assets:
     Cash and cash equivalents                    $     228,112   $     198,377
     Restricted cash                                     33,212          23,160
     Trade accounts receivable                           61,880          64,972
     Merchandise inventories                            165,209         152,912
     Prepaid expenses and other current assets           30,479          16,702
     Deferred income taxes                               28,894          28,894
       Total current assets                             547,786         485,017
     Property and equipment, net of
      accumulated depreciation and amortization         936,443         889,771
     Goodwill                                           112,503         112,186
     Intangible assets, net of accumulated
      amortization                                       23,628          24,831
     Other assets                                         6,050          20,302
       Total assets                               $   1,626,410   $   1,532,107

     Liabilities And Shareholders' Equity             2005            2004
     ------------------------------------------   -------------   -------------
     Current liabilities:
     Current installments of long-term
      debt and capital lease obligations          $       5,972   $       5,973
     Trade accounts payable                              95,060          90,751
     Accrued payroll, bonus and other
      benefits due team members                         113,645         100,536
     Dividends payable                                   12,200           9,361
     Other accrued expenses                             137,472         124,641
       Total current liabilities                        364,349         331,262
     Long-term debt and capital lease obligations,
      less current installments                          95,330         164,770
     Deferred rent liability                             25,361          25,880
     Other long-term liabilities                          1,581           1,581
     Deferred income taxes                               20,175          20,175
       Total liabilities                                506,796         543,668
     Shareholders' equity:
     Common stock, no par value, 150,000
      shares authorized; 64,791 and 62,771
      shares issued; 64,283 and 62,407 shares
      outstanding in 2005 and 2004 respectively         627,573         535,107
     Accumulated other comprehensive income               3,932           2,053
     Retained earnings                                  488,109         451,279
     Total shareholders' equity                       1,119,614         988,439
     Commitments and contingencies
       Total liabilities and shareholders'
        equity                                    $   1,626,410   $   1,532,107

     Whole Foods Market, Inc.
     Condensed Consolidated Statements of Cash Flows (unaudited)
     (In thousands)

                                                          Sixteen weeks ended
                                                     ------------------------------
                                                      January 16,      January 18,
                                                         2005             2004
                                                     -------------    -------------
     Cash flows from operating activities
     Net income                                      $      49,085    $      38,742
     Adjustments to reconcile net income to
      net cash provided by operating activities:
         Depreciation and amortization                      38,486           32,182
         Loss on disposition of assets                         515              529
         Tax benefit related to exercise of
          employee stock options                             9,199            6,666
         Interest accretion on long-term debt                2,269            2,314
         Other                                               1,604            1,521
         Net change in current assets and
          liabilities:
           Trade accounts receivable                         2,775           (8,708)
           Merchandise inventories                         (13,297)         (14,758)
           Prepaid expense and other current asset           1,082           (1,723)
           Trade accounts payable                            4,309            3,451
           Accrued payroll, bonus and other
            benefits due team members                       13,109           13,862
           Other accrued expenses                           12,452           10,330
       Net cash provided by operating activities           121,588           84,408
     Cash flows from investing activities
     Development costs of new store locations              (55,663)         (35,211)
     Other property, plant and equipment
      expenditures                                         (29,403)         (33,929)
     Acquisition of intangible assets                           --              (49)
     Increase in restricted cash                           (10,052)         (17,859)
     Payment for purchase of acquired
      entities, net of cash acquired                            --           (3,172)
     Other investing activities                                 --            1,815
       Net cash used in investing activities               (95,118)         (88,405)
     Cash flows from financing activities
     Dividends paid                                         (9,416)          (9,079)
     Issuance of common stock                               12,765           11,932
     Payments on long-term debt and capital
      lease obligations                                        (84)              (5)
       Net cash provided by financing activities             3,265            2,848
     Net increase in cash and cash equivalents              29,735           (1,149)
     Cash and cash equivalents at beginning
      of period                                            198,377          165,779
     Cash and cash equivalents at end of period      $     228,112    $     164,630

     Supplemental disclosure of cash flow
      information:
       Interest paid                                 $         364    $         503
       Federal and state income taxes paid           $      13,070    $      19,403

     Whole Foods Market, Inc.
     Other Financial Information
     (In thousands, except per share amounts)

    In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Economic Value Added ("EVA") in the press release as additional information about its operating results. This measure is not in accordance with, or an alternative to, GAAP. The Company's management believes that this presentation provides useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses this measure for reviewing the financial results of the Company and for incentive compensation and capital planning purposes. The following table reflects a reconciliation of this non-GAAP financial measure to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

     EVA

                                                          Sixteen weeks ended
                                                     ------------------------------
                                                      January 16,      January 18,
                                                         2005             2004
                                                     -------------    -------------
     GAAP Net income                                 $      49,085    $      38,742
     Provision for income taxes                             32,723           25,828
     Interest expense and other                              2,997            3,737
       NOPBT                                                84,805           68,307
     Taxes (40%)                                           (33,922)         (27,323)
       NOPAT                                                50,883           40,984
     Capital Charge (9%)                                   (43,945)         (37,351)
       EVA                                           $       6,938    $       3,633

     The following tables reflect the pro forma effects of recognizing compensation cost for stock options in accordance with Statement of Financial Accounting Standards No. 123:

     Stock-Based Compensation

                                                          Sixteen weeks ended
                                                     ------------------------------
                                                      January 16,      January 18,
     Net income                                          2005             2004
     -------------------------------------------     -------------    -------------
     Net income                                      $      49,085    $      38,742
     After-tax pro forma expense                            (9,425)          (6,235)
       Pro forma net income                          $      39,660    $      32,507
     Dilution                                                   19%              16%

     Earnings per share
     Net income                                      $        0.73    $        0.60
     After-tax pro forma expense                             (0.13)           (0.09)
       Pro forma net income                          $        0.60    $        0.51
     Dilution                                                   18%              15%

SOURCE  Whole Foods Market, Inc.
    -0-                             02/09/2005
    /CONTACT: Cindy McCann, VP of Investor Relations of Whole Foods Market, Inc., +1-512-477-4455/
    /Web site:  http://www.wholefoodsmarket.com
                http://www.wholefoodsmarket.com/investor/Q105chart.html /